Exhibit 99.1
93 West Main Street, Clinton, CT 06413	NEWS

 The Connecticut Water Company Acquires
 Ellington Acres Company

CLINTON, CONNECTICUT, January 21, 2009 – The Connecticut Water Company (CWC), a wholly owned subsidiary of Connecticut Water Service, Inc. (NASDAQ GS: CTWS), announced today that it has completed the transaction to acquire all of the stock of the Ellington Acres Company (EAC).  EAC is a regulated water utility company that provides water service to approximately 750 customers, or about 2,300 people in the towns of Ellington and Somers, Connecticut.  Connecticut Water currently serves more than 36,000 customers in northern Connecticut, including Ellington and its surrounding towns.

Connecticut Water purchased EAC for $1,495,000.  The two water systems will eventually be interconnected, as EAC’s water distribution system lies between two sections of CWC’s Northern operation – and is less than 100 feet from one of them.

According to Eric W. Thornburg, CWC president and CEO, the transaction will help keep rates lower for customers of both companies.  “Both companies can now avoid significant capital expenditures which is made possible by interconnecting the EAC and CWC water systems,” said Thornburg. He explained that the transaction allows EAC to avoid capital investments totaling $1.5 million, including a new water treatment plant and tank, while CWC avoids $2.24 million in capital investments, including a portion of a needed transmission line to interconnect its Somers and Western systems, improving reliability and fire protection.

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Connecticut Water Acquires Ellington Acres

“A team of Connecticut Water employees has been working to plan for the integration of the two companies with Ellington Acres so that the acquisition is seamless to their customers,” said Thornburg.  “CWC has a dedicated customer service team, and experienced state certified water treatment and distribution system professionals that look forward to serving the EAC customers.”

CWC’s Northern System is staffed by 41 professionals in Water Treatment, Field and Customer Service.  They are supported by additional staff of more than 160 in all aspects of operating a state wide water utility – including Customer Service, Engineering, Water Quality, SCADA, Leak Detection, Water Supply Planning, Accounting, Finance, and Information Technology.  EAC has no employees and was owned and operated by members of the Slanetz Family since 1968.

The Boards of Directors of EAC and CWC have approved the acquisition, and the Connecticut Department of Public Utility Control (DPUC) issued its approval of the acquisition on December 30, 2008.

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About The Connecticut Water Company:

Connecticut Water Company serves nearly 300,000 people in 54 towns in Connecticut. The towns served include: Ashford, Avon, Beacon Falls, Bethany, Bolton, Brooklyn, Burlington, Canton, Chester, Clinton, Colchester, Columbia, Coventry, Deep River, East Granby, East Haddam, East Hampton, East Windsor, Ellington, Enfield, Essex, Farmington, Griswold, Guilford, Hebron, Killingly, Lebanon, Madison, Manchester, Mansfield, Marlborough, Middlebury, Naugatuck, Old Lyme, Old Saybrook, Plainfield, Plymouth, Portland, Prospect, Somers, South Windsor, Stafford, Stonington, Suffield, Thomaston, Thompson, Tolland, Vernon, Voluntown, Waterbury, Westbrook, Willington, Windsor Locks and Woodstock.

News Media Contact:
Mary B. Ingarra, APR
Public Affairs Manager
(860) 669-8630 x3014
mingarra@ctwater.com

Investor Relations Contact:
Daniel J. Meaney, APR
Director of Corporate Communications
(860) 669-8630 x3016
dmeaney@ctwater.com

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations and the outcome of litigation matters, including the Unionville division well field dispute.  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability on these acquisitions is often dependent on the successful integration of these companies.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.